Exhibit 99.1

American Financial Group, Inc. Announces Second Quarter Results

•	Core net operating earnings $1.07 per share, up 11% from the comparable 2013 period

•	Adjusted book value $47.95 per share at June 30, 2014; up 4% since year end

•	Full year 2014 core net operating earnings guidance unchanged at $4.50 - $4.90 per share

Cincinnati, Ohio – July 28, 2014 – American Financial Group, Inc. (NYSE/NASDAQ: AFG) today reported 2014 second quarter net earnings attributable to shareholders of $106 million ($1.15 per share) compared to $110 million ($1.20 per share) for the 2013 second quarter. After-tax net realized gains were $7 million ($0.08 per share) in the second quarter of 2014 compared to $26 million ($0.28 per share) in the comparable prior year period. Book value per share, excluding appropriated retained earnings and unrealized gains on fixed maturities, increased by $1.16 to $47.95 per share during the second quarter of 2014. Annualized return on equity was 10.3% and 11.5% for the second quarters of 2014 and 2013, respectively.

Core net operating earnings were $99 million ($1.07 per share) for the 2014 second quarter, compared to $87 million ($0.96 per share) in the 2013 second quarter. Higher operating income in our Specialty Property and Casualty (“P&C”) insurance operations as well as slightly higher earnings in our Annuity segment contributed to these results. Core net operating earnings for the second quarters of 2014 and 2013 generated annualized core returns on equity of 9.6% and 9.2%, respectively.

During the second quarter of 2014, AFG repurchased approximately 345,000 shares of common stock for $20 million (average price per share of $57.95).

AFG’s net earnings attributable to shareholders, determined in accordance with U.S. generally accepted accounting principles (“GAAP”), include certain items that may not be indicative of its ongoing core operations. The following table identifies such items and reconciles net earnings attributable to shareholders to core net operating earnings, a non-GAAP financial measure that AFG believes is a useful tool for investors and analysts in analyzing ongoing operating trends.

In millions, except per share amounts	Three months ended June 30,		Six months ended June 30,
	2014	2013	2014	2013
Components of net earnings attributable to shareholders:
Core net operating earnings(a)	$99	$87	$190	$171
Realized gains	7	26	19	62
ELNY guaranty fund assessments	—	(3)	—	(3)

Net earnings attributable to shareholders	$106	$110	$209	$230

Components of Earnings Per Share:
Core net operating earnings	$1.07	$0.96	$2.07	$1.88
Realized gains	0.08	0.28	0.21	0.68
ELNY guaranty fund assessments	—	(0.04)	—	(0.04)

Diluted Earnings Per Share	$1.15	$1.20	$2.28	$2.52

Footnote (a) is contained in the accompanying Notes to Financial Schedules at the end of this release.

Carl H. Lindner III and S. Craig Lindner, AFG’s Co-Chief Executive Officers, issued this statement: “We were pleased to see AFG’s second quarter core operating earnings per share increase by 11% year over year as a result of solid results in our specialty P&C group and continued strong earnings in our annuity segment.

“At June 30, 2014, AFG had approximately $740 million of excess capital (including parent company cash of approximately $240 million). We will make opportunistic share repurchases and return capital to shareholders through dividends. We will also continue to invest excess capital when we see potential for healthy, profitable organic growth and through acquisitions and start-ups that meet our target return thresholds.

“Based on results for the first six months of 2014, we continue to expect core net operating earnings in 2014 to be between $4.50 and $4.90 per share. Our core earnings per share guidance excludes non-core items such as realized gains and losses, as well as other significant items that may not be indicative of ongoing operations.”

Specialty Property and Casualty Insurance Operations

The P&C specialty insurance operations generated an underwriting profit of $29 million in the 2014 second quarter, compared to $21 million in the second quarter of 2013. The combined ratio was 96.9%, a slight improvement from the comparable prior year period. Improved year-over-year underwriting results in our property and transportation group and lower catastrophe losses were partially offset by lower underwriting profit in our specialty casualty group. Catastrophe losses were $10 million (1.1 points on the combined ratio), compared to $19 million (2.6 points) in the 2013 second quarter.

Gross and net written premiums were up 24% and 33%, respectively, for the second quarter of 2014, when compared to the second quarter of 2013. The 2014 results include premiums from Summit, AFG’s specialty workers’ compensation subsidiary, from the date of acquisition on April 1, 2014. Excluding Summit premiums, growth in gross and net written premiums was 11% and 15%, respectively, due primarily to strong premium growth in other businesses within our specialty casualty group.

Further details about AFG’s specialty P&C operations may be found in the accompanying schedules.

The Property and Transportation Group reported an underwriting loss of $18 million in the second quarter of 2014, compared to an underwriting loss of $31 million in the second quarter of 2013. The 2014 second quarter underwriting loss was primarily due to adverse prior year reserve development in our National Interstate subsidiary. Improved accident year results and lower catastrophe losses in the second quarter of 2014 more than offset higher adverse prior year reserve development. Catastrophe losses were $8 million for this group during the second quarter of 2014. By comparison, catastrophe losses for the second quarter of 2013 were $18 million.

Gross and net written premiums for the second quarter of 2014 were 10% and 8% higher, respectively, than the comparable 2013 period. Crop premiums reported in the second quarter of 2014 are consistent with average historical results, whereas crop premiums reported in the second quarter of 2013 were lower than historical trends due to delayed acreage reporting from insureds as a result of excess moisture and late planting of corn and soybean crops. Excluding our crop insurance business, gross written premiums increased by 5% and net written premiums increased by 4%. Pricing in this group was up approximately 6% on average for the quarter, and includes a 9% increase in National Interstate’s renewal rates.

The Specialty Casualty Group reported an underwriting profit of $30 million in the second quarter of 2014, compared to $32 million in the second quarter of 2013. Higher underwriting profitability in our workers’ compensation businesses was offset by lower underwriting profits in our international and general liability lines of business. Additionally, lower favorable reserve development year-over-year in our excess and surplus lines and executive liability businesses impacted these results.

Gross and net written premiums for the second quarter of 2014 were up 49% and 76%, respectively, when compared to the second quarter of 2013, and include Summit’s results since April 1, 2014. Excluding premiums from Summit, gross and net premiums grew by 18% and 29%, respectively. As discussed in the first quarter of 2014, net written premiums were impacted by a 2013 timing difference in reinsurance ceded in our international businesses. Excluding the premiums from Summit and the impact of the timing change, net written premiums in this group grew 19%. While all businesses in this group reported growth, our workers’ compensation, excess and surplus lines, and targeted markets businesses were primary drivers of the higher premiums. New business opportunities, increased exposures on existing accounts and sustained pricing increases have driven the growth in our workers’ compensation businesses. Organic growth, coupled with the benefit from rate increases over multiple quarters have contributed to higher premiums in our excess and surplus businesses. Pricing in this group was up approximately 3% on average for the quarter.

The Specialty Financial Group reported underwriting profit of $15 million in both the second quarters of 2014 and 2013. Most of the businesses in this group achieved excellent underwriting margins during the second quarter of 2014.

Gross written premiums were down 5%, while net written premiums were up 3% during the 2014 second quarter when compared to the same 2013 period. Growth in gross written premiums was tempered by the October 2013 sale of a service contract business, which ceded all of its premiums under reinsurance contracts. Net written premiums increased primarily as a result of growth in our fidelity/crime and surety businesses, partially offset by lower premiums in lender-placed mortgage property insurance offered by our financial institutions business. Renewal pricing in this group was down approximately 1% for the second quarter.

Carl Lindner III stated: “Our specialty P&C businesses produced solid results overall during the second quarter, with continued strong growth in our specialty casualty group. We are excited to see growth in several of our new niches and the opportunistic expansion of existing businesses. I am disappointed, however, with the poor results reported during the quarter in our property and transportation group, particularly within our 51%-owned National Interstate subsidiary. We remain committed to our culture of underwriting discipline and achieving the necessary rate increases to strengthen the underwriting profitability of this group overall.

“Based on premium growth across our P&C book of business during the first six months of 2014, we continue to expect net written premium growth for the full year of 2014 to be between 17% and 21%. We have adjusted our premium guidance up in our specialty casualty group, and lowered expectations slightly in our property and transportation and specialty financial groups. This guidance reflects the inclusion of nine months of Summit premiums. Overall renewal pricing was up about 3% during the quarter. Our objective remains to achieve an increase of 3% to 4% in the specialty group’s overall average renewal rates in 2014.”

Annuity Segment

AFG’s annuity operations contributed $84 million in pretax core earnings in the second quarter of 2014 compared to $82 million in the second quarter of 2013, an increase of $2 million or 2%. AFG’s 2014 earnings continue to benefit from growth in annuity assets. While AFG’s average annuity investments grew nearly 20% over the last year, the impact of this growth was offset by (i) the runoff of higher yielding investments and (ii) the impact that fluctuations in interest rates in the second quarters of 2014 and 2013 had on the accounting for fixed-indexed annuities.

In the second quarter of 2014, the interest rate index used by AFG to discount certain fixed-indexed annuity reserves generally decreased 15 to 25 basis points versus AFG’s assumption that interest rates would rise; this difference had a negative impact on AFG’s earnings due to the fair value accounting prescribed for fixed-indexed annuities. Conversely, in the second quarter of 2013, the interest rate index used by AFG generally increased 70 to 80 basis points, which was much higher than previously assumed by AFG; this difference between actual and previously assumed interest rates resulted in a favorable impact on AFG’s earnings.

As a result of the above, AFG’s net spread earned was 1.46% in the second quarter of 2014, a decrease of 19 basis points from the comparable previous year period. See the accompanying schedules for additional information about spreads for AFG’s fixed annuity operations.

The Annuity segment reported statutory premiums of $949 million in the second quarter of 2014, an increase of 10% from the comparable prior year period, but slightly lower than the first quarter of 2014. The year-over-year increase was largely the result of growth in sales of fixed-indexed annuities in the financial institutions market.

Craig Lindner stated, “I continue to be pleased with our strong annuity earnings. Based on the results through the first six months of 2014, assuming no significant change in interest rates or the stock market, we continue to expect that the full year 2014 core pretax annuity operating earnings will be flat compared to the $328 million reported for the full year of 2013. Significant changes in interest rates and/or the stock market could lead to significant positive or negative impacts on the Annuity segment’s results.”

In addressing premiums, Mr. Lindner said, “The second half of last year was a very strong period of fixed and fixed-indexed annuity sales for both AFG and the industry, which we attribute primarily to the rising interest rate environment in 2013. That sales pace has declined in the first six months of 2014, which we attribute primarily to the decreasing interest rate environment this year. As a result, based on information currently available, we now expect that premiums for the full year of 2014 will be 5% to 10% lower than the $4 billion achieved for the full year in 2013.”

More information about premiums and the results of operations for our Annuity segment may be found in our Quarterly Investor Supplement, which is posted on our website.

Run-off Long-Term Care and Life Segment

AFG’s run-off long-term care and life segment incurred a pretax core operating loss of $2 million in the second quarter of 2014, the same amount as reported in the comparable prior year period. While AFG’s run-off long-term care business essentially broke even in the first half of 2014, AFG’s run-off life segment experienced worse than expected mortality, after reinsurance.

Investments

AFG recorded second quarter 2014 net realized gains on securities of $7 million after tax and after deferred acquisition costs (DAC), compared to $26 million in the comparable prior year period. Unrealized gains on fixed maturities were $656 million, after tax, after DAC at June 30, 2014, an increase of $215 million since year-end. Our portfolio continues to be high quality, with 86% of our fixed maturity portfolio rated investment grade and 97% with a National Association of Insurance Commissioners’ designation of NAIC 1 or 2, its highest two categories.

Second quarter 2014 P&C net investment income was approximately 17% higher than the comparable 2013 period, reflecting the investment of cash received in connection with the Summit acquisition.

More information about the components of our investment portfolio may be found in our Quarterly Investor Supplement, which is posted on our website.

About American Financial Group, Inc.

American Financial Group is an insurance holding company, based in Cincinnati, Ohio with assets of approximately $45 billion. Through the operations of Great American Insurance Group, AFG is engaged primarily in property and casualty insurance, focusing on specialized commercial products for businesses, and in the sale of fixed and fixed-indexed annuities in the retail, financial institutions and education markets. Great American Insurance Group’s roots go back to 1872 with the founding of its flagship company, Great American Insurance Company.

Forward Looking Statements

This press release contains certain statements that may be deemed to be “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. All statements in this press release not dealing with historical results are forward-looking and are based on estimates, assumptions and projections. Examples of such forward-looking statements include statements relating to: the Company’s expectations concerning market and other conditions and their effect on future premiums, revenues, earnings and investment activities; recoverability of asset values; expected losses and the adequacy of reserves for long-term care, asbestos, environmental pollution and mass tort claims; rate changes; and improved loss experience.

Actual results and/or financial condition could differ materially from those contained in or implied by such forward-looking statements for a variety of reasons including but not limited to: changes in financial, political and economic conditions, including changes in interest and inflation rates, currency fluctuations and extended economic recessions or expansions in the U.S. and/or abroad; performance of securities markets; AFG’s ability to estimate accurately the likelihood, magnitude and timing of any losses in connection with investments in the non-agency residential mortgage market; new legislation or declines in credit quality or credit ratings that could have a material impact on the valuation of securities in AFG’s investment portfolio; the availability of capital; regulatory actions (including changes in statutory accounting rules); changes in the legal environment affecting AFG or its customers; tax law and accounting changes; levels of natural catastrophes and severe weather, terrorist activities (including any nuclear, biological, chemical or radiological events), incidents of war or losses resulting from civil unrest and other major losses; development of insurance loss reserves and establishment of other reserves, particularly with respect to amounts associated with asbestos and environmental claims and AFG’s run-off long-term care business; availability of reinsurance and ability of reinsurers to pay their obligations; trends in persistency, mortality and morbidity; competitive pressures, including those in the annuity distribution channels, the ability to obtain adequate rates and policy terms; changes in AFG’s credit ratings or the financial strength ratings assigned by major ratings agencies to our operating subsidiaries; and other factors identified in our filings with the Securities and Exchange Commission.

The forward-looking statements herein are made only as of the date of this press release. The Company assumes no obligation to publicly update any forward-looking statements.

Conference Call

The Company will hold a conference call to discuss 2014 second quarter results at 11:30 a.m. (ET) tomorrow, Tuesday, July 29, 2014. Toll-free telephone access will be available by dialing 1-877-459-8719 (international dial-in 424-276-6843). The conference ID for the live call is 67319962. Please dial in five to ten minutes prior to the scheduled start time of the call.

A replay will be available two hours following the completion of the call and will remain available until 11:59 p.m. (ET) on August 5, 2014. To listen to the replay, dial 1-855-859-2056 (international dial-in 404-537-3406) and provide the conference ID 67319962.

The conference call and accompanying webcast slides will also be broadcast live over the Internet. To listen to the call via the Internet, go to the Investor Relations page on AFG’s website, www.AFGinc.com, and follow the instructions at the Webcasts and Presentations link.

The archived webcast will be available immediately after the call via the same link on the Investor Relations page until August 5, 2014 at 11:59 p.m. (ET). An archived audio MP3 file will be available within 24 hours of the call.

Contact:

Diane P. Weidner

Asst. Vice President – Investor Relations

(513) 369-5713

Websites:

www.AFGinc.com

www.GreatAmericanInsuranceGroup.com

# # #

(Financial summaries follow)

This earnings release and AFG’s Quarterly Investor Supplement are available in the Investor Relations section of AFG’s website: www.AFGinc.com.

AMERICAN FINANCIAL GROUP, INC. AND SUBSIDIARIES

SUMMARY OF EARNINGS AND SELECTED BALANCE SHEET DATA

(In Millions, Except Per Share Data)

	Three months ended June 30,		Six months ended June 30,
	2014	2013	2014	2013
Revenues
P&C insurance net earned premiums	$931	$709	$1,685	$1,396
Life, accident & health net earned premiums	27	28	55	58
Net investment income	379	332	740	658
Realized gains	12	41	31	98
Income (loss) of managed investment entities:
Investment income	27	32	55	66
Loss on change in fair value of assets/liabilities	(10)	(28)	(10)	(36)
Other income	26	25	47	47

Total revenues	1,392	1,139	2,603	2,287

Costs and expenses
P&C insurance losses & expenses	902	690	1,598	1,334
Annuity, life, accident & health benefits & expenses	246	210	492	420
Interest charges on borrowed money	17	18	35	36
Expenses of managed investment entities	21	24	41	46
Other expenses	76	71	146	150

Total costs and expenses	1,262	1,013	2,312	1,986

Earnings before income taxes	130	126	291	301
Provision for income taxes(b)	47	49	101	111

Net earnings including noncontrolling interests	83	77	190	190

Less: Net earnings (loss) attributable to noncontrolling interests	(23)	(33)	(19)	(40)

Net earnings attributable to shareholders	$106	$110	$209	$230

Diluted Earnings per Common Share	$1.15	$1.20	$2.28	$2.52

Average number of diluted shares	91.6	91.5	91.6	91.3

Selected Balance Sheet Data:	June 30, 2014	December 31, 2013
Total cash and investments	$34,843	$31,313
Long-term debt	$912	$913
Shareholders’ equity(c)	$4,954	$4,550
Shareholders’ equity (excluding appropriated retained earnings and unrealized gains/losses on fixed maturities)(c)	$4,298	$4,109
Book Value Per Share:
Excluding appropriated retained earnings	$55.27	$50.83
Excluding appropriated retained earnings and unrealized gains/losses on fixed maturities	$47.95	$45.90

Common Shares Outstanding	89.6	89.5

Footnotes (b) and (c) are contained in the accompanying Notes to Financial Schedules at the end of this release.

AMERICAN FINANCIAL GROUP, INC.

SPECIALTY P&C OPERATIONS

(Dollars in Millions)

	Three months ended June 30,		Pct. Change	Six months ended June 30,		Pct. Change
	2014	2013		2014	2013

Gross written premiums	$1,291	$1,041	24%	$2,315	$1,966	18%

Net written premiums	$998	$749	33%	$1,753	$1,453	21%

Ratios (GAAP):
Loss & LAE ratio	64.6%	60.3%		61.1%	58.4%
Underwriting expense ratio	32.3%	36.7%		33.6%	36.6%

Combined Ratio	96.9%	97.0%		94.7%	95.0%

Supplemental Information:(d)
Gross Written Premiums:
Property & Transportation	$489	$446	10%	$865	$798	8%
Specialty Casualty	655	440	49%	1,162	870	34%
Specialty Financial	147	155	(5%)	288	298	(3%)

	$1,291	$1,041	24%	$2,315	$1,966	18%

Net Written Premiums:
Property & Transportation	$353	$328	8%	$637	$604	5%
Specialty Casualty	499	283	76%	830	578	44%
Specialty Financial	120	117	3%	236	230	3%
Other	26	21	24%	50	41	22%

	$998	$749	33%	$1,753	$1,453	21%

Combined Ratio (GAAP):
Property & Transportation	105.5%	110.3%		102.0%	103.5%
Specialty Casualty	93.6%	88.4%		91.2%	90.5%
Specialty Financial	87.6%	86.6%		89.3%	87.6%

Aggregate Specialty Group	96.9%	97.0%		94.7%	95.0%

	Three months ended June 30,		Six months ended June 30,
	2014	2013	2014	2013
Reserve Development (Favorable)/Adverse:
Property & Transportation	$22	$3	$18	$(3)
Specialty Casualty	(4)	(22)	(28)	(38)
Specialty Financial	(2)	—	(3)	(6)
Other	(2)	(5)	(5)	(10)

	$14	$(24)	$(18)	$(57)

Points on Combined Ratio:
Property & Transportation	6.6	1.2	2.9	(0.4)
Specialty Casualty	(0.8)	(8.0)	(3.6)	(7.1)
Specialty Financial	(1.8)	(0.7)	(1.2)	(2.8)

Aggregate Specialty Group	1.4	(3.4)	(1.1)	(4.1)

Footnote (d) is contained in the accompanying Notes to Financial Schedules at the end of this release

AMERICAN FINANCIAL GROUP, INC.

ANNUITY SEGMENT

(Dollars in Millions)

Components of Statutory Premiums

	Three months ended June 30,		Pct. Change	Six months ended June 30,		Pct. Change
	2014	2013		2014	2013
Annuity Premiums:
Financial Institutions
Single Premium	$459	$287	60%	$939	$481	95%
Retail Single Premium	428	509	(16%)	853	869	(2%)
Education Market - 403(b)	49	52	(6%)	99	107	(7%)
Variable Annuities	13	13	—	25	28	(11%)

Total Annuity Premiums	$949	$861	10%	$1,916	$1,485	29%

Annuity Premiums by Product Type:
Fixed-Indexed Annuities	$787	$661	19%	$1,559	$1,097	42%
Traditional Fixed Annuities	149	187	(20%)	332	360	(8%)
Variable Annuities	13	13	—	25	28	(11%)

Total Annuity Premiums	$949	$861	10%	$1,916	$1,485	29%

Components of Core Operating Earnings Before Income Taxes

	Three months ended June 30,		Pct. Change	Six months ended June 30,		Pct. Change
	2014	2013		2014	2013
Revenues:
Net investment income	$289	$257	12%	$564	$505	12%
Other income	19	15	27%	37	29	28%

Total revenues	308	272	13%	601	534	13%

Costs and Expenses:
Annuity benefits	166	120	38%	334	254	31%
Acquisition expenses	37	48	(23%)	68	79	(14%)
Other expenses	21	22	(5%)	42	43	(2%)

Total costs and expenses	224	190	18%	444	376	18%

Core operating earnings before income taxes	$84	$82	2%	$157	$158	(1%)

Supplemental Fixed Annuity Information (excludes fixed annuity portion of variable annuity business)

	Three months ended June 30,			Six months ended June 30,
	2014	2013	Change*	2014	2013	Change*

Average Fixed Annuity Reserves	$21,829	$18,151	20%	$21,448	$17,829	20%
Net Interest Spread	2.92%	3.02%	(0.10%)	2.87%	3.00%	(0.13%)
Net Spread Earned	1.46%	1.65%	(0.19%)	1.38%	1.61%	(0.23%)

*	Calculated as a percentage change for dollars and an arithmetic difference for percentages.

AMERICAN FINANCIAL GROUP, INC.

Notes to Financial Schedules

a)	Components of core net operating earnings (in millions):

	Three months ended June 30,		Six months ended June 30,
	2014	2013	2014	2013
Core Operating Earnings before Income Taxes:
P&C insurance segment	$97	$82	$205	$178
Annuity segment	84	82	157	158
Run-off long-term care and life segment	(2)	(2)	(4)	(3)
Interest & other corporate expense	(37)	(39)	(78)	(84)

Core operating earnings before income taxes	142	123	280	249
Related income taxes	43	36	90	78

Core net operating earnings	$99	$87	$190	$171

b)	Earnings before income taxes includes $18 million in non-deductible losses attributable to noncontrolling interests related to managed investment entities in both the second quarter and first six months of 2014 and $31 million and $42 million in the second quarter and first six months of 2013, respectively.

c)	Shareholders’ Equity at June 30, 2014 includes $656 million ($7.32 per share) in unrealized after-tax gains on fixed maturities and $31 million ($0.35 per share) of retained earnings appropriated to managed investment entities. Shareholder’s Equity at December 31, 2013 includes $441 million ($4.93 per share) in unrealized after-tax gains on fixed maturities and $49 million ($0.55 per share) of retained earnings appropriated to managed investment entities. The appropriated retained earnings will ultimately inure to the benefit of the debt holders of the investment entities managed by AFG.

d)	Supplemental Notes:

•	Property & Transportation includes primarily physical damage and liability coverage for buses, trucks and recreational vehicles, inland and ocean marine, agricultural-related products and other property coverages.

•	Specialty Casualty includes primarily excess and surplus, general liability, executive liability, professional liability, umbrella and excess liability, specialty coverages in targeted markets, customized programs for small to mid-sized businesses and workers’ compensation insurance.

•	Specialty Financial includes risk management insurance programs for leasing and financing institutions (including collateral and lender-placed mortgage property insurance), surety and fidelity products and trade credit insurance.

•	Other includes an internal reinsurance facility.